Exhibit 10.25

April     , 2019

Via Overnight Delivery

Mr. George L. Ball

Chief Financial Officer

Parsons Corporation

100 West Walnut Street

Pasadena, CA 91124

Dear George:

This letter agreement (the “Agreement”) will confirm the understanding and agreement among Parsons Corporation (the “Company”) and Newport Trust Company (“Newport Trust”) with respect to certain professional services to be provided by Newport Trust as set forth below.

1.

Newport Trust currently serves as trustee of the Parsons Employee Stock Ownership Plan (the “Plan”) and the trust formed thereunder (the “Trust”, and, collectively with the Plan, the “ESOP”), which owns 100% of the outstanding common stock of the Company. The Company by this agreement appoints Newport Trust to serve as independent fiduciary of the ESOP in connection with a potential Initial Public Offering (“IPO”) of shares of common stock of the Company (the “Proposed Transaction”). Newport Trust’s sole responsibilities pursuant to this Agreement will be: (i) evaluating the terms of the Potential Transaction, including pricing of common stock to be issued in the IPO; (ii) evaluating the terms of the ESOP and any proposed changes thereto; (iii) negotiating on behalf of the ESOP and its participants and beneficiaries what, if any, enhancements would be necessary to effectuate the Potential Transaction; (iv) reviewing and approving changes to the Trust documents, the Company’s Certificate of Incorporation and Bylaws and other documents relating to the Potential Transaction; (v) obtaining in conjunction with the evaluation of any Potential Transaction, advice and evaluation with respect to the IPO from an independent financial advisor and legal advisor; and (vi) determining whether the ESOP approves the Proposed Transaction. It is understood that in exercising its responsibilities pursuant to this Agreement, Newport Trust will rely on the opinion of its financial advisor, Evercore Group L.L.C. (the “Financial Advisor”), that the consideration to be received by the ESOP is not less than fair market value and the Proposed Transaction is fair and reasonable to the ESOP from a financial point of view (the “Financial Opinion”). If for any reason the Financial Advisor does not provide the Financial Opinion in a form reasonably satisfactory to Newport Trust at or prior to the closing of the Proposed Transaction, Newport Trust may in its reasonable discretion decide not to approve the Proposed Transaction.

2.	Newport Trust acknowledges and represents that, in acting as an ESOP fiduciary under this Agreement:

a.	it is a fiduciary within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

b.	it will exercise independent discretionary judgment in the performance of its obligations hereunder in accordance with the fiduciary requirements set forth in ERISA;

c.	at all times, Newport Trust, shall perform and provide its services under this Agreement in compliance with the provisions of this Agreement, ERISA and any other applicable laws and regulations; and

d.

it will performs its services under the Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

3.

The Company and its authorized delegates will furnish or cause to be furnished to Newport Trust all relevant information reasonably requested by Newport Trust in order for Newport Trust to perform its obligations

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hereunder. The Company and the Committee represent that the information which they or their delegates provide will be accurate and complete in all material respects to the best of the Company’s or Committee’s knowledge, and it is understood that Newport Trust will rely on the accuracy of this representation to carry out its responsibilities pursuant to this Agreement.

4.

Newport Trust agrees to keep and maintain confidential any non-public information which it may receive or develop concerning this engagement; and disclose the information only to the extent contemplated by this Agreement, as required by law or with the prior written consent of the Company. All information provided by the Company or its authorized delegates shall be used by Newport Trust solely for the purpose of rendering services pursuant to this Agreement. Additionally, Newport Trust shall comply with the provisions of, and obligations imposed on it under, applicable federal and state privacy laws and regulations.

5.

As compensation for the services to be performed by Newport Trust in connection with this Agreement, the Company will pay Newport Trust the sum of $1,750,000 in two equal installments. The first installment of $875,000 shall be due within ten (10) days of the date this Agreement is executed. The final installment of $875,000 shall be due on the earlier of: (i) the closing of the Proposed Transaction, or (ii) the date of the cancellation of the Proposed Transaction, but in any event not later than December 31, 2019; provided, however, that if the Company, on the advice of its underwriters and advisors, decides not to proceed with the Proposed Transaction due to market conditions either before or after Newport Trust has issued a decision with respect to the Proposed Transaction, then the total fee due to Newport Trust shall be reduced by twenty-five (25%) percent and such amount shall be deducted from the second installment by the Company. The Company agrees to reimburse Newport Trust promptly on a monthly basis, within thirty (30) days of billing, for all reasonable out-of-pocket expenses that Newport Trust incurs in connection with the services performed pursuant to this Agreement, including reasonable expenses for travel, lodging and other incidentals, in addition to any expenses incurred under Sections 6 or 7 of the Service Agreement. No portion of the fee to Newport Trust under this Section or reimbursement of its expenses is contingent in any way upon the consummation of the Proposed Transaction or the decision by Newport Trust whether to approve the Proposed Transaction. Although the fees and expenses incurred by Newport Trust pursuant to this Agreement will be paid by the Company, it is understood that Newport Trust’s sole professional responsibilities are to the ESOP and its participants and beneficiaries. Newport Trust will not receive any “indirect compensation” (as defined in 29 C.F.R. § 2550.408B-2(C)(1)(VI)) and agrees to provide any information requested by the Company to comply with its reporting and disclosure requirements in accordance with Section 408 of ERISA.

6.

In addition, Newport Trust will engage Jones Day as its legal counsel to advise it in connection with the services to be performed pursuant to this Agreement. The Company agrees to reimburse Newport Trust promptly on a monthly basis, within thirty (30) days of billing, for reasonable fees and expenses it incurs in connection with the engagement of such counsel with respect to matters relating to the Proposed Transaction. It is understood by the Company that legal counsel engaged by Newport Trust will report to, represent and consult solely with Newport Trust and that the attorney-client privilege will be solely between such legal counsel and Newport Trust on behalf of the ESOP.

7.

Newport Trust will engage Evercore Group L.L.C. as outside Financial Advisor to advise it with respect to the services to be performed pursuant to this Agreement. The Company will pay the reasonable fees and expenses of such financial advisor within thirty (30) days of Newport Trust’s presenting the Company with bills for such services. It is understood by the parties that any Financial Advisor engaged by Newport Trust will report to, represent and consult solely with Newport Trust.

8.

The Company and its successors, to the extent permitted by applicable law, will indemnify Newport Trust and hold it and each of its officers, directors, principals, shareholders, employees, agents, and attorneys (each, individually an “Indemnified Party” and collectively, the “Indemnified Parties”), harmless against any and all losses, claims, damages or liabilities, including reasonable legal fees and expenses (collectively, “Losses”), including but not limited to Losses arising in connection with a lawsuit, arbitration, mediation, regulatory

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investigation or audit, to which any Indemnified Party may become subject arising in any manner out of or in connection with the performance of the duties of Newport Trust under this Agreement or in any other fiduciary capacity with respect to the Trust taken in good faith and in accordance with this Agreement, except that such Indemnified Party will not be so indemnified if such Losses are finally adjudged by a court of competent jurisdiction, or are determined by any other proceeding mutually agreed to by Company and the Indemnified Parties, to have resulted from the negligence or willful misconduct of such Indemnified Party. For purposes of this Agreement, any act or omission of an Indemnified Party will be negligent only if such act or omission represents a departure from standards of ordinary care. Except as provided below, ,the Company will, upon notice, advance or pay promptly to or on behalf of any Indemnified Party, all reasonable attorneys’ fees and other expenses and disbursements as they are incurred; provided, however, that Newport Trust will promptly reimburse to the Company all amounts paid to an Indemnified Party pursuant to this paragraph 7 in the event that the Indemnified Party is finally adjudged to have acted with negligence or willful misconduct with respect to the services performed pursuant to this Agreement.

If any Indemnified Party receives notice of the assertion of any claim or of the commencement of any action or proceeding involving the Indemnified Party, in any capacity, that arises in any manner out of or in connection with the performance of the duties of Newport Trust under this Agreement (a “Claim”), the Indemnified Party will give the Company reasonably prompt written notice thereof, although failure to do so will not relieve the Company from any liability hereunder or otherwise unless such failure materially prejudices the Company’s rights. The Company will be entitled to participate at its own expense in the defense of any Claim, including the employment of counsel reasonably satisfactory to an Indemnified Party in the exercise of the Indemnified Party’s reasonable judgment (in which case the Company will not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by an Indemnified Party). Notwithstanding the foregoing, in the event that separate representation by counsel is reasonably required to protect the interests of an Indemnified Party, such Indemnified Party will have the right to employ separate counsel, at the Company’s expense, to represent the Indemnified Party in connection with any Claim, and the Indemnified Party and such counsel will have the exclusive right to control such representation, provided that the Company, Newport Trust and any other Indemnified Party will cooperate in good faith in the Indemnified Party’s defense of any Claim. Without the prior written consent of the Company, the Indemnified Party will not enter into any settlement relating to any Claim which would create any financial or other obligation on the part of the Company under this Agreement. Without the prior written consent of the Indemnified Party, the Company will not enter into any settlement relating to any Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party.

If during the period of, or subsequent to the termination of, this Agreement, any Indemnified Party is required to participate in any legal or other proceeding (other than as a named party to such proceeding) in connection with the matters contemplated by this Agreement, the Company will compensate the Indemnified Party for such services or time required at a mutually agreed upon rate, plus any reasonable legal fees and out-of-pocket expenses incurred in the same manner as specified hereinabove. It is understood by the parties that the foregoing indemnification agreement is in addition to any indemnification provided by the Company under the Trust and will survive the termination of this Agreement and the termination, for any reason, of the services of Newport Trust as a fiduciary with respect to the Trust.

9.

The Company will take all action necessary to cause the Trust, to the extent permitted by ERISA or other applicable law, to pay the fees and expenses of Newport Trust (including without limitation the fees and expenses of Newport Trust’s advisors) incurred pursuant this Agreement and to satisfy the Company’s indemnification obligation under Section 8 on the same terms and conditions applicable to the Company in the event the Company is financially unable, or is not permitted by applicable bankruptcy or insolvency laws, to satisfy its obligations under this Agreement with respect to such fees and expenses and with respect to its indemnification obligation. Newport Trust agrees to provide the Company, upon request, as a condition precedent to the Company’s taking the actions contemplated by this Section 9, with evidence reasonably satisfactory to the Company of Newport Trust’s ability to reimburse the Trust for any attorney’s fees and other expenses and disbursements paid by the Trust to an Indemnified Party pursuant to this Section 9.

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10.	Newport Trust represents that it has in place and will maintain a commercially reasonable disaster recovery plan during the term of this Agreement.

11.

The engagement of Newport Trust pursuant to this Agreement may be terminated at any time by Newport Trust by thirty (30) days’ written notice, or such shorter period of time as may be agreed upon by the parties. In the event that the Agreement is terminated by the Company (other than for Newport Trust’s breach of fiduciary duty, breach of this agreement, negligence, or intentional misconduct), Newport Trust’s compensation will be the pro rata share of the total fees under the terms of Section 5 calculated through the termination date. In the event of termination of this Agreement for any reason, Newport Trust will be entitled to receive, within thirty (30) days of billing, reimbursement for all reasonable out-of-pocket expenses, including but not limited to the reasonable fees and expenses of a financial advisor and legal counsel (subject to the limitations set forth in Section 5), incurred by Newport Trust through the effective date of termination not previously reimbursed and any expenses incurred by Newport Trust thereafter in successfully enforcing the terms of this Agreement, and the Company shall pay any expenses incurred pursuant to Sections 5, 6 and 7 up to the effective date of termination.

12.

Any right to trial by jury with respect to any legal or other proceeding arising out of or relating to this Agreement or the services to be provided by Newport Trust hereunder is expressly and irrevocably waived.

13.	The individuals executing this Agreement for the parties hereto represent and warrant that they are authorized to enter into this Agreement on behalf of such parties.

14.

The provisions of this Agreement will inure to, and be binding upon, the successors and assigns of the Company and Newport Trust, except that Newport Trust will not assign its obligations to perform services hereunder to any other party without the prior written consent of the Company. The provisions of this Agreement represent the entire understanding of the parties with respect to the duties and responsibilities of Newport Trust concerning its engagement by the Company, and except as otherwise expressly provided herein or otherwise provided by applicable law, this Agreement supersedes all prior oral or written agreements or understandings between the parties concerning the subject matter of this Agreement.

15.	This Agreement may be amended only by a written instrument executed by all parties hereto.

16.

The obligations of Newport Trust are solely corporate obligations, and no officer, director, employee, agent, shareholder, or controlling person will be subject to any personal liability whatsoever in connection with this Agreement.

17.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

18.

This Agreement will be effective upon execution and governed by and construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of New York without regard to conflict of laws principles.

19.

The parties hereto agree that, in the event a court of competent jurisdiction holds that any part of this Agreement is invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect as if the provisions held invalid or unenforceable were never a part hereof.

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If the foregoing terms correctly reflect the understanding and agreement between the parties, please execute the three enclosed copies of this letter, and return two copies to the undersigned.

Very truly yours,

Newport Trust Company

By:
Name:	William E. Ryan III
Title:	President and Chief Fiduciary Officer

AGREED TO AND ACCEPTED:

PARSONS CORPORATION

By:
Name:	George L. Ball
Title:	Chief Financial Officer

Date: